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                                                                     Exhibit 4.3

                             STOCK OPTION AGREEMENT


      STOCK OPTION AGREEMENT (the "Agreement"), dated as of July 3, 2001 between Financial Performance Corporation, a New York corporation (the "Company"), having an address at 777 Third Avenue, New York, New York 10017 and Peter Benz, having an address at 543 Virginia Avenue, San Mateo, California 94402 (the "Grantee").

      Reference is made to the Consulting Agreement between the Company and the Grantee, dated as of the date hereof, pursuant to which the Grantee has agreed to provide certain management, strategic planning and marketing services to the Company. In consideration thereof, the Company hereby grants to the Grantee, a nonqualified stock option (the "Option") to purchase from time to time all or a portion of an aggregate of 300,000 shares of the Company's common stock, $.01 par value per share (the "Shares"), subject to and upon the terms set forth herein. This Option is a nonqualified Stock Option which is not intended to be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

      To evidence the Option and to set forth its terms, the Company and the Grantee agree as follows:

      1. Confirmation of Grant. The Company hereby evidences and confirms its grant of the Option to the Grantee on the date of this Agreement.

      2. Number of Shares. This Option shall be for an aggregate of 300,000 Shares.

      3. Exercise Price. The exercise price shall be $2.03 per share, which amount equals the closing sale price of the Company's common stock as quoted on the NASDAQ SmallCap Market System as of the close of business on July 3, 2001.

      4. Term of Option. The Option shall expire three years from the date of this Agreement and may be exercised for all or any portion of the Shares (in whole shares) at any time and from time to time during such period; provided, however, that if the Option is partially exercised, it shall be done so in denominations of 50,000 Shares or more.

      5. Exercise of Options. The Option may be exercised by written notice to the Company at its principal office. Such notice shall state the election to exercise the Option and the number of shares in respect of which it shall be exercised, and shall be signed by the person (including, for purposes of this Agreement, any entity) exercising the Option. In the event that the Option shall be exercised pursuant to paragraph 6 hereof by any person other than the Grantee, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option, as may be reasonably required by the Company and its counsel. The notice of exercise shall be accompanied by payment of the full purchase price of the Shares being purchased in cash. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in
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the name of the Grantee or his permitted assigns in accordance with paragraph 6 below and shall be delivered, as provided above, to or upon the written order of the Grantee or such permitted assigns as soon as practicable (except as otherwise provided below in this paragraph 5) after the due and proper exercise of the Option. The holder of the Option shall not have any rights of a stockholder with respect to the shares covered by the Option unless and until the certificate or certificates for such shares shall have been issued and delivered. It is expressly understood that, notwithstanding anything contained in this Agreement to the contrary, (1) the time for the delivery of the certificate or certificates of Common Stock may be postponed by the Company for such period as may be required by the Company to comply with any listing requirements of any national securities exchange or to comply with any applicable State or Federal law, and (2) the Company shall not be obligated to sell, issue or deliver any shares as to which the option or any part thereof shall have been exercised unless such shares are at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended. All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable. The Company has reserved for issuance out of the authorized capital stock of the Company a number of shares of the Company's common stock equal to the number of shares of the Company's common stock issuable upon the exercise of the Option.

      6. Nontransferability. The Option shall not be assignable or transferable other than by will or the laws of descent and distribution. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof shall be null and void and without effect.

      7. Adjustments. In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, reclassification, Common Stock dividend, Common Stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the Common Stock after the date hereof, an appropriate substitution or adjustment shall be made in the number of shares subject to the Option and to the exercise price; provided, however, that such adjustment shall not increase the aggregate value of the Option, no fractional shares shall be issued, and the aggregate exercise price shall be appropriately reduced on account of any fractional shares. Without limiting the foregoing, in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of the outstanding Shares issuable upon exercise of the Option) or in case of the sale, transfer or other disposition of all or substantially all of the assets of the Company, then the Grantee shall be entitled to receive upon exercise of the Option such number of shares of capital stock or other securities or property upon, or as a result of, such transaction that the Grantee would have been entitled to receive had the Option been exercised immediately prior to such transaction.

      8. No Limitation on Rights of the Company. The grant of this Option shall not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.


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      9. Rights as a Shareholder. The Grantee shall have the rights of a shareholder with respect to the Shares covered by the Option only upon becoming the holder of record of those Shares.

      10. No Obligation to Exercise Option. The granting of the Option shall impose no obligation upon the Grantee to exercise the Option.

      11. Governing Law. Except to the extent preempted by Federal law, this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to any rules regarding conflicts of law.


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            IN WITNESS WHEREOF, the Company and the Grantee have duly executed this Stock Option Agreement as of the date first above written.


                                    FINANCIAL PERFORMANCE CORPORATION



                                    By:   /s/
                                          -------------------------------------
                                          Name:
                                          Title:


                                        /s/
                                     ------------------------------------------


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